UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

1ST CENTURY BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

May 9, 2008

Dear Fellow Stockholder:

The Annual Meeting of Stockholders of 1st Century Bancshares (the “Company”), scheduled for May 29, 2008, is fast approaching.   We urge you to return the enclosed WHITE proxy card in the envelope provided, or to follow the instructions on the card to cast your vote by telephone or via the Internet.

As you may have heard, a 28-year-old hedge fund manager named Zachary James Cohen, acting through his 8-month-old hedge fund called Palisair Capital Partners, L.P., has nominated himself to your Board of Directors.  THE NOMINATING COMMITTEE AND BOARD OF DIRECTORS HAVE CONSIDERED AND UNANIMOUSLY REJECTED COHEN’S REQUEST TO BE NOMINATED TO YOUR BOARD.  It is our belief, based on our review of his background and his prior communications with and about the Company, that Cohen lacks the experience, maturity, judgment, and temperament necessary to be a board member of a holding company of a depository financial institution.  Cohen has little experience of any kind, much less the breadth of experience possessed by your Board’s nominees, that we believe would justify his nomination.

Equally important, many of the ideas he has put forward, if pursued, would be, in our opinion, dangerous to the Company and its stockholders:

•                  Cohen wants us to make high-risk “bet the farm” acquisitions of assets or institutions with questionable or deteriorating value;

•                  Cohen wants us to rapidly build out a large branch system when other banks that have pursued that strategy are suffering;

•                  Cohen wants your Company to abandon its mission, deviate from its core values and ignore the strengths of our management and Board of Directors;

•                  Cohen wants us to take aggressive actions that appear to be focused on short-term stock movements rather than carefully building a solid core business.

All in all, Cohen’s ill-conceived ideas amount to treating your Company like a hedge fund, rather than the prudent and successful commercial bank in which you chose to invest.  We reject those ideas, and urge you to do so as well by throwing away the Green proxy card.

1st Century has a sound and proven business plan for creating stockholder value by building a solid banking institution, and we will continue to explore opportunities for growth and expansion in a prudent manner. Your Board and management have no intention of deviating from that course.  We take great pride in our achievements in steadily growing the Company and promoting long-term stockholder value, and we believe that our results in our 4-year history speak for themselves:

	At or for the years ended December 31				At or for the three months ended March 31, 2008 (unaudited)
(in thousands, except per share and share data)	2004	2005	2006	2007

Total assets	$86,147	$161,635	$200,752	$223,855	$258,655
Loans, net (1)	33,197	84,988	126,312	169,864	174,568
Total deposits	64,015	107,090	145,087	161,193	192,936
Total stockholders’ equity	21,563	53,116	54,109	58,612	59,317
Income (loss) before income taxes	(2,820)	(2,218)	145	792	350
Tangible book value per share (2)	$4.12	$5.47	$5.53	$5.91	$5.98

(1) Total gross loans less allowance for loan losses and net unearned fee income.

(2) Adjusted for 2-for-1 stock split that occurred on February 28, 2005.

While Cohen is now trying to disparage those achievements, just a little more than a month ago, he wrote to one of your Directors that “the senior management team and Board of Directors at 1st Century Bank is [the] most well-established, experienced, connected, wealthy, high-powered, and well-respected team of people under one roof in the history of community banking.”  He has called us a “Dream Team” and said that we have “the most pristine balance sheet of any bank in Southern California.”   “Dream Team” or not, your Board and management is dedicated to protecting your capital and believe that now, the most turbulent period our economy has experienced in recent memory, is not the time to embark upon new and risky ventures or investments that have left numerous financial institutions suffering staggering losses, huge credit write downs and impaired capital.

Please use the enclosed WHITE proxy card to vote for your Board’s nominees.  If you have inadvertently returned a Green proxy card, you have every legal right to change your vote – only your latest-dated proxy card counts.  Please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed WHITE proxy card in the envelope provided.

Thank you for your continued support,

Alan I. Rothenberg	Jason P. DiNapoli
Chairman of the Board &	President, Chief Operating Officer
Chief Executive Officer	& Corporate Secretary

REMEMBER:

You can vote your shares by telephone, or via the Internet.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

Shareholders call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833